EXHIBIT 99.1

                                [SIX FLAGS LOGO]

           SIX FLAGS REPORTS 2007 FOURTH QUARTER AND FULL YEAR RESULTS

      o     Fourth Quarter Revenue Up 7% on Attendance and Guest Spending Growth

      o Twelve Month Revenue Up 3% on Increased Total Revenue Per Capita and Stable Attendance, Despite Fewer Park Operating Days

New York, NY - March 10, 2008 - Six Flags, Inc. (NYSE: SIX) announced today operating results for its fourth quarter and twelve months ended December 31, 2007. (1)

Commenting on the Company's progress, Six Flags President and CEO, Mark Shapiro, stated: "Our turnaround plan is on pace. Guest spending and guest satisfaction are at record levels and our corporate sponsorship business has shown impressive growth. The recent announcement of our strategic expansion into Dubai validates the growing strength and momentum of our brand."

Total revenue for the quarter increased 7% to $112.1 million from $104.3 million in the prior-year quarter. Attendance increased 0.1 million, or 4%, to 2.8 million from 2.7 million in the prior-year quarter. The attendance increase reflects an improved December performance compared to the prior-year quarter.

Total revenue per capita for the quarter increased by $1.43 (4%) to $39.38, reflecting a 4% increase in guest spending for admissions and increased in-park spending for food and beverages and rentals, as well as increased sponsorship revenue. Total per capita guest spending increased $1.17 (4%) during the quarter to $34.49.

The Company's net loss from continuing operations for the quarter was $130.8 million, compared to a loss of $100.5 million in the fourth quarter of 2006, reflecting increased non-cash charges for losses on fixed assets from the decision to remove certain inefficient rides and attractions, and higher stock-based compensation costs, partially offset by increased revenue. Other expense also increased, reflecting severance and benefits costs related to a reduction in our full-time workforce primarily through an early retirement program, as well as accruals for certain contingencies.

Net loss applicable to common stock in the fourth quarter 2007 was $132.4 million, or $1.39 per share - basic and diluted, compared to net loss applicable to common stock of $195.2 million, or $2.07 per common share - basic and diluted, in the prior-year period, which included $89.2 million (or $0.95 per common share - basic and diluted) of loss from discontinued operations.

Shapiro continued, "We are well-positioned for the 2008 season with a much anticipated new ride and attraction package, a compelling value proposition and an economic climate that should play into our favor as families seek entertainment alternatives that are affordable and close to home."

Adjusted EBITDA(2) for the quarter was $1.8 million, compared to a loss of $6.3 million in the fourth quarter of 2006, reflecting increased revenue and stable costs and expenses.

Twelve Month Results

For the year ended December 31, 2007, total revenue increased $27.1 million, or 3%, to $972.8 million from $945.7 million in the prior year.

Total revenue per capita for the year compared to the prior year increased $0.99, or 3%, to $39.06 reflecting increased per capita guest spending and sponsorship revenue. Increased per capita guest spending for the year of $0.52, or 1%, over the prior year to $36.64 was driven by increased food and beverages, parking, rentals and games revenue. Attendance for 2007 was 24.9 million, up 0.1 million compared to 2006 despite 40 (1.4%) fewer park operating days.

Total costs and expenses, including cost of sales, depreciation, amortization, stock-based compensation and loss on fixed assets, increased $43.9 million to $939.5 million for 2007 compared to 2006. The key drivers of the change were increased advertising expense ($25.6 million), non-cash loss on fixed assets ($16.0 million) and park-wide labor ($15.3 million), partially offset by prior-year management change costs ($13.9 million).

Net loss applicable to common stock for 2007 was $275.1 million, or $2.90 per share - basic and diluted, compared to a net loss applicable to common stock of $327.6 million, or $3.48 per common share - basic and diluted, in the prior year. The decreased net loss of $52.5 million reflects a reduced loss from discontinued operations ($88.5 million) and an increased loss from continuing operations ($37.1 million) driven by higher costs and expenses.

Adjusted EBITDA for 2007 improved by $8.7 million over 2006 to $189.5 million, reflecting the prior-year management change costs, the Company's share of EBITDA in Dick Clark Productions, as well as the acquisition in July of the minority interest of Six Flags Discovery Kingdom.

Cash and Liquidity

As of December 31, 2007, the Company had $5.0 million outstanding on its $275 million revolving credit facility (excluding letters of credit in the amount of $27.3 million) and had $28.4 million in unrestricted cash.

New Accounting Pronouncement

For the December 31, 2007 financial statements in the Form 10-K that the Company will file this week, the balance sheet will be affected by the early adoption of EITF Topic D-98 "Classification and Measurement of Redeemable Securities" as expected to be amended at the March 12, 2008 meeting of the Emerging Issues Task Force. The impact of the change will be to reflect the full redemption price of the limited partnership units related to Six Flags Over Georgia and Six Flags Over Texas that can be put to the Company in the future ($415.4 million) as "mezzanine equity" (i.e., between liabilities and equity on the balance sheet), with a reduction of minority interest ($32.4 million) and capital in excess of par value ($383.0 million). As a result, the Company will report a stockholders' deficit of $252.6 million. The accounting change will not affect the Company's statement of operations or its statement of cash flows.

As disclosed in the Company's filings, the limited partners of the Six Flags Over Georgia and Six Flags Over Texas partnerships have an annual opportunity to put up to 5% of their units to the Company, accumulating to the extent that the units are not put in any given year. Since the first annual opportunity in 1998, of the $292.0 million worth of limited partnership units that could have been put to the Company, the Company has only been required to purchase $18 million worth. For 2008, the purchase price for the maximum number of units that the limited partners could put to the Company totals $305.1 million, although the Company does not expect a significant change in the volume of limited partnership units that are put by the limited partners. The obligations to honor puts by the limited partners, as well as annual cash distributions paid to the limited partners and minimum capital expenditure requirements, are guaranteed by the Company and two affiliates of Time Warner, Inc.

In the future, whenever limited partnership units are put to the Company, we will account for the acquisition by reducing the redeemable minority interests in mezzanine equity, with an offsetting increase to capital in excess of par value, as well as recording the purchase of the assets and disbursement of cash. In such event, the Company would benefit from the incremental share of earnings and cash flows that come from the acquired units.

Conference Call

The Company will host a teleconference for analysts and investors today at 8:00 AM Eastern. Participants on the call will include President and Chief Executive Officer, Mark Shapiro, and Executive Vice President and Chief Financial Officer, Jeffrey R. Speed.

The teleconference will be broadcast live to all interested persons as a listen-only webcast from the Company's website at http://investors.sixflags.com/. The replay will be available until March 17, 2008.

About Six Flags

Six Flags, Inc. is the world's largest regional theme park company with 21 parks across the United States, Mexico and Canada. Founded in 1961, Six Flags has provided world class entertainment for millions of families with cutting edge, record-shattering roller coasters and appointment programming with events like the popular Thursday and Sunday Night Concert Series. Now 47 years strong, Six Flags is recognized as the preeminent thrill innovator while reaching to all demographics - families, teens, tweens and thrill seekers alike - with themed attractions based on the Looney Tunes characters, the Justice League of America, skateboarding legend Tony Hawk, The Wiggles and Thomas the Tank Engine. Six Flags, Inc. is a publicly-traded corporation (NYSE:SIX) headquartered in New York City.

Forward Looking Statements:

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, Six Flags' success in implementing its new business strategy. Although Six Flags believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including factors impacting attendance, such as local conditions, events, disturbances and terrorist activities, risk of accidents occurring at Six Flags' parks, adverse weather conditions, general economic conditions (including consumer spending patterns), competition, pending, threatened or future legal proceedings and other factors could cause actual results to differ materially from Six Flags' expectations. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in Six Flags' Annual Report on Form 10-K for the year ended December 31, 2006, which is available free of charge on Six Flags' website http://www.sixflags.com.

                                    # # #

Media Contact:  Sandra Daniels - (212) 652-9360
Investor Relations:  William Schmitt - (203) 682-8200

----------
(1) Reported results from continuing operations for all periods presented exclude park operations in Buffalo, New York; Columbus, Ohio; Concord, California; Denver, Colorado; Houston, Texas; Oklahoma City, Oklahoma; Sacramento, California; and Seattle, Washington. These parks have been classified as discontinued operations. As of April 6, 2007, the sales of all of the above-named parks were completed.

(2) See the following tables and Note 2 to those tables for a discussion of EBITDA (Modified), Adjusted EBITDA, and the reconciliation to these amounts from net loss.

                                 Six Flags, Inc.
            Three and Twelve Months Ended December 31, 2007 and 2006
                    (In Thousands, Except Per Share Amounts)

Statement of Operations (1)                           Three Months Ended             Twelve Months Ended
                                                         December 31,                    December 31,
                                                ----------------------------    ----------------------------
                                                     2007            2006            2007            2006
                                                ------------    ------------    ------------    ------------
Revenue                                         $    112,134    $    104,343    $    972,780    $    945,665

Costs and expenses (excluding
 depreciation, amortization,
 stock-based compensation
 and loss on fixed assets)                           113,538         114,721         745,092         720,520
Depreciation                                          35,169          33,295         137,538         131,416
Amortization                                             274             220           1,249             879
Stock-based compensation                               6,296           2,676          12,525          15,728
Loss on fixed assets                                  31,718           6,953          43,062          27,057
                                                ------------    ------------    ------------    ------------
Income (loss) from operations                        (74,861)        (53,522)         33,314          50,065
                                                ------------    ------------    ------------    ------------
Interest expense (net)                                48,529          51,309         199,022         199,991
Minority interest in earnings                         (1,421)         (5,179)         39,684          40,223
Equity in operations of partnerships                     (66)            486             502             948
Net loss on debt extinguishment                            -               -          11,865               -
Other expense                                          6,816              24          20,122          11,560
                                                ------------    ------------    ------------    ------------
Loss from continuing operations
 before income taxes                                (128,719)       (100,162)       (237,881)       (202,657)
Income tax expense                                    (2,087)           (333)         (6,203)         (4,318)
                                                ------------    ------------    ------------    ------------
Loss from continuing operations
 before discontinued operations and
 cumulative effect of a change in
 accounting principle                               (130,806)       (100,495)       (244,084)       (206,975)

Discontinued operations                                3,918         (89,233)         (9,075)        (97,605)
                                                ------------    ------------    ------------    ------------
Loss before cumulative effect of a
 change in accounting principle                     (126,888)       (189,728)       (253,159)       (304,580)

Cumulative effect of a change
  in accounting principle                                  -               -               -          (1,038)
                                                ------------    ------------    ------------    ------------
Net loss                                        $   (126,888)   $   (189,728)   $   (253,159)   $   (305,618)
                                                ============    ============    ============    ============
Net loss applicable to
  common stock                                  $   (132,381)       (195,221)   $   (275,129)   $   (327,588)
                                                ============    ============    ============    ============
Per share - basic:
     Loss from continuing operations            $      (1.43)   $      (1.12)   $      (2.81)   $      (2.43)
     Discontinued operations                    $       0.04    $      (0.95)   $      (0.09)   $      (1.04)
     Cumulative effect of a change in
        accounting principle                    $          -    $          -    $       0.00    $      (0.01)
                                                ------------    ------------    ------------    ------------
Net loss                                        $      (1.39)   $      (2.07)   $      (2.90)   $      (3.48)
                                                ============    ============    ============    ============


Per share - diluted:
     Income (loss) from continuing
       operations                               $      (1.43)   $      (1.12)   $      (2.81)   $      (2.43)
     Discontinued operations                    $       0.04    $      (0.95)   $      (0.09)   $      (1.04)
     Cumulative effect of a change in
        accounting principle                    $          -    $          -    $       0.00    $      (0.01)
                                                ------------    ------------    ------------    ------------
Net income (loss)                               $      (1.39)   $      (2.07)   $      (2.90)   $      (3.48)
                                                ============    ============    ============    ============

                               Balance Sheet Data
                                 (In Thousands)

                                                 December 31,   December 31,
Balance Sheet Data                                   2007           2006
                                                ------------    ------------
Cash and cash equivalents
  (excluding restricted cash)                   $     28,388    $     24,295
Total assets                                       2,945,319       3,187,616

Current portion of long-term debt                     18,715         114,059
Long-term debt (excluding current
  portion)                                         2,239,073       2,126,888

Redeemable minority interests (2)                    415,350         418,145
Mandatory redeemable preferred
  stock                                              285,623         284,497

Total stockholders' equity (deficit) (2)            (252,620)         (6,213)

                                                      Three Months Ended             Twelve Months Ended
                                                         December 31,                    December 31,
                                                ----------------------------    ----------------------------
                                                     2007            2006            2007            2006
                                                ------------    ------------    ------------    ------------
EBITDA (Modified) (3)                           $     (1,404)   $    (10,378)   $    227,688    $    225,145
Adjusted EBITDA (3)                             $      1,820    $     (6,326)   $    189,502    $    180,793
Weighted average shares
  outstanding - basic                                 94,977          94,385          94,747          94,242
Weighted average shares
  outstanding - diluted                               94,977          94,385          94,747          94,242
Net cash provided by (used in)
  operating activities                          $    (55,723)   $    (75,174)   $    (37,502)   $      9,804

The following table sets forth a reconciliation of net loss to EBITDA (Modified) and Adjusted EBITDA for the periods shown (in thousands):

                                                      Three Months Ended             Twelve Months Ended
                                                         December 31,                    December 31,
                                                ----------------------------    ----------------------------
                                                     2007            2006            2007            2006
                                                ------------    ------------    ------------    ------------
Net loss                                        $   (126,888)   $   (189,728)   $   (253,159)   $   (305,618)
Cumulative effect of a change in
  accounting principle                                     -               -               -           1,038
Discontinued operations                               (3,918)         89,233           9,075          97,605
Income tax expense                                     2,087             333           6,203           4,318
Other expense                                          6,816              24          20,122          11,560
Net loss on debt extinguishment                            -               -          11,865               -
Equity in operations of partnerships                     (66)            486             502             948
Minority interest in earnings                         (1,421)         (5,179)         39,684          40,223
Interest expense (net)                                48,529          51,309         199,022         199,991
Loss on fixed assets                                  31,718           6,953          43,062          27,057
Amortization                                             274             220           1,249             879
Depreciation                                          35,169          33,295         137,538         131,416
Stock-based compensation                               6,296           2,676          12,525          15,728
                                                ------------    ------------    ------------    ------------
EBITDA (Modified)                                     (1,404)        (10,378)        227,688         225,145
Third party interest in EBITDA
  of certain operations (4)                            3,224           4,052         (38,186)        (44,352)
                                                ------------    ------------    ------------    ------------
Adjusted EBITDA                                 $      1,820    $     (6,326)   $    189,502    $    180,793
                                                ============    ============    ============    ============

                                      NOTES

(1) Revenues and expenses of international operations are converted into U.S. dollars on a current basis as provided by U.S. generally accepted accounting principles ("GAAP").

(2)   Reflects accounting change from the adoption of EITF Topic D-98.

(3) EBITDA (Modified), a non-GAAP measure, is defined as net income (loss) before discontinued operations, income tax expense (benefit), other expense, early repurchase of debt (formerly an extraordinary loss), minority interest in earnings (losses), interest expense (net), amortization, depreciation, stock-based compensation and gain (loss) on disposal of assets. Adjusted EBITDA, also a non-GAAP measure, is defined as EBITDA (Modified) minus interests of third parties in EBITDA of the four parks, plus our interest in the EBITDA (Modified) of one hotel and Dick Clark Productions, which are less than wholly owned. The Company believes that EBITDA (Modified) and Adjusted EBITDA (collectively, "EBITDA Based Measures") provide useful information to investors regarding the Company's operating performance and its capacity to incur and service debt and fund capital expenditures. The Company believes that the EBITDA-Based Measures are used by many investors, equity analysts and rating agencies as a measure of performance. In addition, Adjusted EBITDA is approximately equal to "Consolidated Cash Flow" as defined in the indentures relating to the Company's senior notes. Neither of the EBITDA-Based Measures is defined by GAAP and neither should be considered in isolation or as an alternative to net income (loss), income (loss) from continuing operations, net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company's operating performance. EBITDA (Modified) and Adjusted EBITDA as defined in this release may differ from similarly titled measure presented by other companies.

(4) Represents interest of third parties in EBITDA of Six Flags Over Georgia, Six Flags Over Texas, Six Flags White Water Atlanta, and Six Flags Discovery Kingdom (formerly Six Flags Marine World), plus our interest in the EBITDA (Modified) of one hotel and Dick Clark Productions, which are less than wholly owned.